Exhibit 99.1

DuPont Reports Third Quarter 2022 Results
Announces Approval of $5.0 Billion Share Repurchase Authorization

Third Quarter 2022 Highlights

•3Q Net Sales of $3.3 billion increased 4%; organic sales increased 11% versus year-ago period
•3Q GAAP Income from continuing operations of $359 million; operating EBITDA of $856 million increased 5% versus year-ago period
•Operating EBITDA margin increased 30 basis points year-over-year
•3Q GAAP EPS from continuing operations of $0.69; adjusted EPS of $0.82 increased 4% versus year-ago period; higher tax rate was a $0.05 headwind versus previously issued guidance
•~$415 million of capital returned to shareholders through share repurchases and dividends

Transaction and Capital Allocation Updates

•M&M Divestiture to Celanese closed on November 1 with gross cash received of $11.0 billion
•Rogers Corporation transaction terminated on November 1 due to lack of receipt of regulatory clearance
•Announces Board approval of new $5.0 billion share repurchase program with intended $3.25 billion accelerated share repurchase program to be executed imminently
•Announces intent to retire $2.5 billion of Senior Notes due in November 2023 as part of balanced capital allocation framework

WILMINGTON, Del., Nov. 8, 2022 - DuPont (NYSE: DD) today announced financial results(1) for the third quarter of 2022.

“Despite a continued challenging macro environment marked by substantial cost inflation, we delivered better than expected top-line and bottom-line financial performance through disciplined operational execution including necessary targeted pricing actions,” said Ed Breen, DuPont Executive Chairman and Chief Executive Officer. “Underlying demand during the quarter remained strong in most of our key end-markets notably semiconductor, water and general industrial. Looking ahead, we remain focused on solid execution and operating discipline to maintain strong financial performance in a global environment facing continued uncertainties.”

“Last week’s closing of the M&M divestiture to Celanese was a milestone event for DuPont, advancing our strategy to concentrate the Company’s portfolio in more stable, higher-growth and higher-margin businesses,” Breen continued. “With the M&M sale now complete, we are returning substantial excess capital to shareholders while also further strengthening our balance sheet to maintain financial flexibility. Our announcement today of a new $5.0 billion share repurchase program and our intent to retire $2.5 billion in long-term debt highlight our commitment to a balanced capital allocation approach focused on shareholder value creation.”

(1) During the first quarter of 2022, a substantial portion of the Company’s historic Mobility & Materials segment met the criteria to be classified as discontinued operations for current and historical periods. See page 6 for further information, including the basis of presentation included in this release.
(2) Adjusted EPS, operating EBITDA, organic sales, free cash flow and free cash flow conversion are non-GAAP measures. See page 7 for further discussion, including a definition of significant items. Reconciliation to the most directly comparable GAAP measure, including details of significant items begins on page 12 of this communication.

Third Quarter 2022 Results(1)

Dollars in millions, unless noted	3Q’22	3Q’21	Change vs. 3Q’21	Organic Sales (2) vs. 3Q’21
Net sales	$3,317	$3,199	4%	11%
GAAP Income from continuing operations	$359	$259	39%
Operating EBITDA(2)	$856	$817	5%
Operating EBITDA(2) margin %	25.8%	25.5%	30 bps
GAAP EPS from continuing operations	$0.69	$0.48	44%
Adjusted EPS(2)	$0.82	$0.79	4%

Net sales
•Net sales increased 4% on organic sales(2) growth of 11%; currency and portfolio resulted in headwinds of 4% and 3%, respectively.
•Organic sales(2) growth of 11% consisted of an 8% increase in price and a 3% increase in volume.
◦Price increase reflects actions taken to offset continued broad-based cost inflation.
◦Volume increase reflects continued strong demand in semiconductor, water and industrial end-markets, muted primarily by lower volumes from protective garments within Safety Solutions and softness in smartphones and personal computing globally within Interconnect Solutions.
•15% organic sales(2) growth in Water & Protection; 7% organic sales(2) growth in Electronics & Industrial; 25% organic sales(2) growth in retained businesses reported in Corporate & Other, which predominantly consists of the auto adhesives portfolio.
•Organic sales(2) growth in all regions globally, including 19% in U.S. & Canada, 7% in Asia Pacific and 6% in EMEA.

GAAP Income/GAAP EPS from continuing operations
•GAAP income/GAAP EPS from continuing operations increased due primarily to a one-time credit related to the CARES Act which is reflected as a significant item, higher segment earnings and lower integration costs partially offset by a higher tax rate.

Operating EBITDA(2)
•Operating EBITDA(2) increased on volume gains as pricing actions were offset by higher input costs resulting from inflation.

Adjusted EPS(2)
•Adjusted EPS increased due to higher segment earnings and a lower share count partially offset by a higher tax rate.

Operating cash flow
•Operating cash flow in the quarter of $419 million, capital expenditures of $172 million and an adjustment of $115 million for a tax prepayment related to the M&M Divestiture resulted in free cash flow(2) of $362 million. Free cash flow conversion(2) during the quarter was 73%.

Third Quarter 2022 Segment Highlights

Electronics & Industrial

Dollars in millions, unless noted	3Q’22	3Q’21	Change vs. 3Q’21	Organic Sales(2) vs. 3Q’21
Net sales	$1,511	$1,467	3%	7%
Operating EBITDA	$473	$475	- %
Operating EBITDA margin %	31.3%	32.4%	(110) bps

Net sales
•Net sales increased 3% as organic sales(2) growth of 7% was partially offset by a 4% currency headwind.
•Organic sales(2) growth of 7% driven by a 4% increase in volume and a 3% increase in price.
◦Semiconductor Technologies sales up mid-teens on an organic(2) basis as strong demand continued, led by the on-going transition to more advanced node technologies and strong fab utilization, along with growth in 5G communications and data centers.
◦Industrial Solutions sales up high single-digits on an organic(2) basis, reflecting ongoing demand strength for Kalrez® and Vespel® products, OLED materials and for applications in healthcare markets such as biopharma tubing.
◦Interconnect Solutions sales down mid single-digits on an organic(2) basis due to volume declines. Softness in smartphones and personal computing globally more than offset strong demand for Kapton® film in industrial end-markets and for applications requiring electromagnetic shielding and thermal management.

Operating EBITDA
•Operating EBITDA was relatively flat as volume gains in Semiconductor Technologies and Industrial Solutions were offset by lower volumes and weaker product mix in Interconnect Solutions, as well as lower equity earnings.

Water & Protection

Dollars in millions, unless noted	3Q’22	3Q’21	Change vs. 3Q’21	Organic Sales(2) vs. 3Q’21
Net sales	$1,534	$1,397	10%	15%
Operating EBITDA	382	353	8%
Operating EBITDA margin %	24.9%	25.3%	(40) bps

Net sales
•Net sales increased 10% as organic sales(2) growth of 15% was partially offset by a 5% currency headwind.
•Organic sales(2) growth of 15% reflects a 13% increase in price and a 2% increase in volume. The increase in price reflects broad-based actions taken across the segment to offset continued cost inflation.
◦Shelter Solutions sales up high-teens on an organic(2) basis driven by pricing gains, coupled with continued demand strength in North America commercial construction.
◦Water Solutions sales up mid-teens on an organic(2) basis on strong global demand across all water technologies, as well as pricing gains.
◦Safety Solutions sales up low double-digits on an organic(2) basis as pricing actions were slightly offset by lower volumes driven by Tyvek® garments.

Operating EBITDA
•Increase in operating EBITDA driven by pricing actions and volume gains which more than offset higher product costs driven by inflationary pressure, weaker product mix and currency headwinds.

Outlook

Dollars in millions, unless noted	Full Year 2022E
Net sales	~$13,000
Operating EBITDA(2)	~$3,250
Adjusted EPS(2)	~$3.30

“As demonstrated by our third quarter results, demand across most of our key end-markets remained strong in the period and our teams continued to successfully execute in a challenging macro environment marked by inflation and foreign currency headwinds,” said Lori Koch, Chief Financial Officer of DuPont. “For the fourth quarter, we expect demand to remain strong in most end-markets, notably water, industrial and auto adhesives, but do anticipate continued softness in consumer electronics globally and some expected slowing in customer semiconductor fab production rates. Further, we plan to reduce our production rates to realign working capital in anticipation of a more normal supply chain environment. Lastly, we expect incremental currency headwinds to further impact both top and bottom-line results.”

“As we look to close out the year, our expectation for full year organic sales growth of high-single digits remains unchanged,” Koch continued. “Our updated full year adjusted EPS guidance is inclusive of a $0.09 headwind resulting from an increase in the anticipated tax rate for the full year 2022, offset by an assumed lower share count resulting from planned share repurchases and net interest benefits expected to be realized related to cash proceeds received from the M&M transaction.”

Capital Allocation Update
On November 7, 2022, DuPont’s Board of Directors approved a new share repurchase program authorizing the repurchase and retirement of up to $5 billion of common stock. This new repurchase authorization is in addition to the $250 million remaining under the Company’s existing share repurchase program which was approved in February 2022. The Company intends to enter accelerated share repurchase agreements (“ASR Agreements”) imminently, for the repurchase of an aggregate of approximately $3.25 billion of common stock with $250 million of such repurchases under the existing program and the remaining $3 billion under the new program. Any additional repurchases under the new share repurchase program will be made from time to time on the open market at prevailing market prices or in privately negotiated transactions off the market, which may include additional accelerated share repurchase agreements. The timing and number of shares to be repurchased will depend on factors such as the share price, economic and market conditions, and corporate and regulatory requirements. The new repurchase program terminates on June 30, 2024, unless extended or shortened by the Board of Directors.

Reflecting DuPont’s commitment to a balanced capital allocation framework, the Company announced its intent to retire $2.5 billion of Senior Notes due in November 2023 during the fourth quarter of 2022. This will enable approximately $100 million of annual interest savings. Additionally in the fourth quarter, the Company plans to reduce its commercial paper balance to zero. As of September 30, 2022, the Company had $1.3 billion of commercial paper outstanding.

The new share repurchase program and the intended de-levering actions demonstrate the Company’s continued commitment to return value to shareholders and in maintaining a strong balance sheet within the framework of its balanced capital allocation policy. In addition, the Company’s M&A focus remains on bolt-on targets that fit within its key growth pillars and are aligned with secular trends.

Conference Call
The Company will host a live webcast of its third quarter earnings conference call with investors to discuss its results and business outlook beginning today at 8:00 a.m. ET. The slide presentation that accompanies the conference call will be posted on the DuPont’s Investor Relations Events and Presentations page. A replay of the webcast also will be available on the DuPont’s Investor Relations Events and Presentations page following the live event.

About DuPont
DuPont (NYSE: DD) is a global innovation leader with technology-based materials and solutions that help transform industries and everyday life. Our employees apply diverse science and expertise to help customers advance their best ideas and deliver essential innovations in key markets including electronics, transportation, construction, water, healthcare and worker safety. More information about the company, its businesses and solutions can be found at www.dupont.com. Investors can access information included on the Investor Relations section of the website at investors.dupont.com.

For further information contact: DuPont Investors: Chris Mecray chris.mecray@dupont.com +1 302-999-2030	Media: Dan Turner daniel.a.turner@dupont.com +1 302-299-7628

DuPontTM and all products, unless otherwise noted, denoted with TM, SM or ® are trademarks, service marks or registered trademarks of affiliates of DuPont de Nemours, Inc.

Overview
On February 17, 2022, DuPont announced that it has entered into definitive agreements to divest a majority of its historic Mobility & Materials segment, excluding certain Advanced Solutions and Performance Resins businesses, to Celanese Corporation (“Celanese”), (the “M&M Divestiture”). On November 1, 2022, DuPont completed the previously announced M&M Divestiture. The Company also announced on February 18, 2022, that its Board of Directors has approved the divestiture of the Delrin® acetal homopolymer (H-POM) business. In addition to the entry into definitive agreements, the Company anticipates that the closing of the sale of Delrin® would be subject to regulatory approvals and other customary closing conditions, (the “Delrin® Divestiture” and together with the M&M Divestiture, the "M&M Divestitures”).

As of March 31, 2022, the results of operations and the assets and liabilities of the businesses in scope for the M&M Divestitures are presented as discontinued operations for all periods presented. The cash flows of these businesses have not been segregated and are included in the interim Consolidated Statement of Cash Flows. Unless otherwise indicated, the discussion of results, including the financial measures further discussed below, refer only to DuPont's Continuing Operations and do not include discussion of balances or activity of the businesses in scope for the M&M Divestitures. The Auto Adhesives & Fluids, MultibaseTM and Tedlar® product lines previously within the historic Mobility & Materials segment (the "Retained Businesses") are not included in the scope of the M&M Divestitures. The Retained Businesses are reported in Corporate & Other. The reporting changes have been retrospectively applied for all periods presented.

Cautionary Statement about Forward-looking Statements
This communication contains "forward-looking statements" within the meaning of the federal securities laws, including Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In this context, forward-looking statements often address expected future business and financial performance and financial condition, and often contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," "target," and similar expressions and variations or negatives of these words.

Forward-looking statements address matters that are, to varying degrees, uncertain and subject to risks, uncertainties, and assumptions, many of which that are beyond DuPont's control, that could cause actual results to differ materially from those expressed in any forward-looking statements. Forward-looking statements are not guarantees of future results. Some of the important factors that could cause DuPont's actual results to differ materially from those projected in any such forward-looking statements include, but are not limited to: (i) the possibility that the Company may fail to realize the anticipated benefits of the $5 billion share repurchase program announced on November 8, 2022 and that the program may be suspended, discontinued or not completed prior to its termination on June 30, 2024; (ii) ability to achieve anticipated tax treatments in connection with mergers, acquisitions, divestitures, (including in connection with the divestiture of the majority of its historic Mobility & Materials segment to Celanese completed on November 1, 2022, and DuPont’s pursuit of plans to divest the Delrin® acetal homopolymer business), and other portfolio changes actions and impact of changes in relevant tax and other laws; (iii) indemnification of certain legacy liabilities; (iv) risks and costs related to each of the parties respective performance under and the impact of the arrangement to share future eligible PFAS costs by and between DuPont, Corteva and Chemours; (v) failure to timely close on anticipated terms (or at all), realize expected benefits and effectively manage and achieve anticipated synergies and operational efficiencies in connection with mergers, acquisitions, divestitures and other portfolio changes; (vi) risks and uncertainties, including increased costs and the ability to obtain raw materials and meet customer needs, related to operational and supply chain impacts or disruptions, which may result from, among other events, the COVID-19 pandemic and actions in response to it, and geo-political and weather related events; (vii) ability to offset increases in cost of inputs, including raw materials, energy and logistics; (viii) risks, including ability to achieve, and costs associated with DuPont’s sustainability strategy including the actual conduct of the company’s activities and results thereof, and the development, implementation, achievement or continuation of any goal, program, policy or initiative discussed or expected; and (ix) other risks to DuPont's business, operations; each as further discussed in DuPont’s most recent annual report and subsequent current and periodic reports filed with the U.S. Securities and Exchange Commission. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business or supply chain disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on DuPont’s consolidated financial condition, results of operations, credit rating or liquidity. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. DuPont assumes no obligation to publicly provide revisions or updates to any forward-looking statements whether as a result of new information, future developments or otherwise, should circumstances change, except as otherwise required by securities and other applicable laws.

Non-GAAP Financial Measures
This earnings release includes information that does not conform to accounting principles generally accepted in the United States of America (“U.S. GAAP”) and are considered non-GAAP measures. Management uses these measures internally for planning, forecasting and evaluating the performance of the Company, including allocating resources. DuPont’s management believes these non-GAAP financial measures are useful to investors because they provide additional information related to the ongoing performance of DuPont to offer a more meaningful comparison related to future results of operations. These non-GAAP financial measures supplement disclosures prepared in accordance with U.S. GAAP, and should not be viewed as an alternative to U.S. GAAP. Furthermore, such non-GAAP measures may not be consistent with similar measures provided or used by other companies. Reconciliations for these non-GAAP measures to U.S. GAAP are provided in the Selected Financial Information and Non-GAAP Measures starting on page 12 and in the Reconciliation to Non-GAAP Measures on the Investors section of the Company's website. Non-GAAP measures included in this release are defined below. The Company has not provided forward-looking U.S. GAAP financial measures or a reconciliation of forward-looking non-GAAP financial measures to the most comparable U.S. GAAP financial measures on a forward-looking basis because the Company is unable to predict with reasonable certainty the ultimate outcome of certain future events. These events include, among others, the impact of portfolio changes, including asset sales, mergers, acquisitions, and divestitures; contingent liabilities related to litigation, environmental and indemnifications matters; impairments and discrete tax items. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP results for the guidance period.

The historic Mobility & Material segment costs that are classified as discontinued operations include only direct operating expenses incurred by the M&M Businesses which the Company will cease to incur upon the close of the M&M Divestitures. Indirect costs, such as those related to corporate and shared service functions previously allocated to the M&M Businesses, do not meet the criteria for discontinued operations and remain reported within continuing operations. A portion of these indirect costs include costs related to activities the Company will continue to undertake post-closing of the M&M Divestiture, and for which it will be reimbursed (“Future Reimbursable Indirect Costs”). Future Reimbursable Indirect Costs are reported within continuing operations but are excluded from operating EBITDA as defined below. The remaining portion of these indirect costs is not subject to future reimbursement (“Stranded Costs”). Stranded Costs are reported within continuing operations in Corporate & Other and are included within Operating EBITDA.

Adjusted earnings per common share from continuing operations - diluted ("Adjusted EPS"), is defined as earnings per common share from continuing operations - diluted, excluding the after-tax impact of significant items, after-tax impact of amortization expense of intangibles, the after-tax impact of non-operating pension / other post employment benefits (“OPEB”) credits / costs and Future Reimbursable Indirect Costs. Management estimates amortization expense in 2022 associated with intangibles to be approximately $600 million on a pre-tax basis, or approximately $0.91 per share.

The Company's measure of profit/loss for segment reporting purposes is Operating EBITDA as this is the manner in which the Company's chief operating decision maker ("CODM") assesses performance and allocates resources. The Company defines Operating EBITDA as earnings (i.e., “Income from continuing operations before income taxes") before interest, depreciation, amortization, non-operating pension / OPEB benefits / charges, and foreign exchange gains / losses, excluding Future Reimbursable Indirect Costs, and adjusted for significant items. Reconciliations of these measures are provided on the following pages.

Significant items are items that arise outside the ordinary course of the Company’s business that management believes may cause misinterpretation of underlying business performance, both historical and future, based on a combination of some or all of the item’s size, unusual nature and infrequent occurrence. Management classifies as significant items certain costs and expenses associated with integration and separation activities related to transformational acquisitions and divestitures as they are considered unrelated to ongoing business performance.

Organic Sales is defined as net sales excluding the impacts of currency and portfolio.

Free cash flow is defined as cash provided by/used for operating activities less capital expenditures and excluding the impact of cash inflows/outflows that are unusual in nature and/or infrequent in occurrence. As a result, free cash flow represents cash that is available to the Company, after investing in its asset base, to fund obligations using the Company's primary source of liquidity, cash provided by operating activities. Management believes free cash flow, even though it may be defined differently from other companies, is useful to investors, analysts and others to evaluate the Company's cash flow and financial performance, and it is an integral measure used in the Company's financial planning process. Free cash flow conversion is defined as free cash flow divided by net income adjusted to exclude the after-tax impact of non-cash impairment charges, gains or losses on divestitures, amortization expense of intangibles and tax benefit/expense from discontinued operations.

DuPont de Nemours, Inc.
Consolidated Statements of Operations

In millions, except per share amounts (Unaudited)	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net sales	$3,317	$3,199	$9,913	$9,320
Cost of sales	2,095	2,032	6,354	5,852
Research and development expenses	129	137	413	409
Selling, general and administrative expenses	356	411	1,130	1,201
Amortization of intangibles	146	158	447	410
Restructuring and asset related charges - net	—	1	101	8
Acquisition, integration and separation costs	7	29	28	58
Equity in earnings of nonconsolidated affiliates	16	22	62	65
Sundry income (expense) - net	26	1	123	155
Interest expense	128	115	370	390
Income from continuing operations before income taxes	498	339	1,255	1,212
Provision for income taxes on continuing operations	139	80	299	172
Income from continuing operations, net of tax	359	259	956	1,040
Income from discontinued operations, net of tax	17	145	723	5,249
Net income	376	404	1,679	6,289
Net income attributable to noncontrolling interests	9	13	37	26
Net income available for DuPont common stockholders	$367	$391	$1,642	$6,263

Per common share data:
Earnings per common share from continuing operations - basic	$0.69	$0.48	$1.81	$1.86
Earnings per common share from discontinued operations - basic	0.05	0.27	1.44	9.49
Earnings per common share - basic	$0.73	$0.75	$3.25	$11.35
Earnings per common share from continuing operations - diluted	$0.69	$0.48	$1.80	$1.86
Earnings per common share from discontinued operations - diluted	0.05	0.27	1.44	9.46
Earnings per common share - diluted	$0.73	$0.75	$3.24	$11.32

Weighted-average common shares outstanding - basic	499.4	521.5	505.6	551.7
Weighted-average common shares outstanding - diluted	500.4	523.1	506.9	553.1

DuPont de Nemours, Inc.
Consolidated Balance Sheets

In millions, except share amounts (Unaudited)	September 30, 2022	December 31, 2021
Assets
Current Assets
Cash and cash equivalents	$1,785	$1,972
Accounts and notes receivable - net	2,257	2,159
Inventories	2,359	2,086
Prepaid and other current assets	216	177
Assets held for sale	—	245
Assets of discontinued operations	7,733	7,664
Total current assets	14,350	14,303
Property, plant and equipment - net of accumulated depreciation (September 30, 2022 - $4,227; December 31, 2021 - $4,142)	5,477	5,753
Other Assets
Goodwill	16,302	16,981
Other intangible assets	5,550	6,222
Restricted cash and cash equivalents	103	53
Investments and noncurrent receivables	779	919
Deferred income tax assets	122	116
Deferred charges and other assets	1,416	1,360
Total other assets	24,272	25,651
Total Assets	$44,099	$45,707
Liabilities and Equity
Current Liabilities
Short-term borrowings	$1,287	$150
Accounts payable	2,061	2,102
Income taxes payable	284	201
Accrued and other current liabilities	990	1,040
Liabilities related to assets held for sale	—	25
Liabilities of discontinued operations	1,392	1,413
Total current liabilities	6,014	4,931
Long-Term Debt	10,564	10,632
Other Noncurrent Liabilities
Deferred income tax liabilities	464	1,459
Pension and other post-employment benefits - noncurrent	625	762
Other noncurrent obligations	929	873
Total other noncurrent liabilities	2,018	3,094
Total Liabilities	18,596	18,657
Commitments and contingent liabilities
Stockholders' Equity
Common stock (authorized 1,666,666,667 shares of $0.01 par value each; issued 2022: 496,738,067 shares; 2021: 511,792,785 shares)	5	5
Additional paid-in capital	49,199	49,574
Accumulated deficit	(22,692)	(23,187)
Accumulated other comprehensive (loss) income	(1,603)	41
Total DuPont stockholders' equity	24,909	26,433
Noncontrolling interests	594	617
Total equity	25,503	27,050
Total Liabilities and Equity	$44,099	$45,707

DuPont de Nemours, Inc.
Consolidated Statement of Cash Flows

In millions (Unaudited)	Nine Months Ended September 30,
	2022	2021
Operating Activities
Net income	$1,679	$6,289
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	906	1,094
Credit for deferred income tax and other tax related items	(977)	(182)
Earnings of nonconsolidated affiliates less than (in excess of) dividends received	10	(41)
Net periodic benefit (credit) cost	(6)	2
Periodic benefit plan contributions	(51)	(62)
Net gain on sales and split-offs of assets, businesses and investments	(73)	(5,117)
Restructuring and asset related charges - net	101	15
Inventory step-up amortization	—	12
Other net loss	39	128
Changes in assets and liabilities, net of effects of acquired and divested companies:
Accounts and notes receivable	(342)	(399)
Inventories	(688)	(515)
Accounts payable	194	379
Other assets and liabilities, net	(78)	57
Cash provided by operating activities	714	1,660
Investing Activities
Capital expenditures	(558)	(707)
Proceeds from sales of property and businesses, net of cash divested	364	285
Acquisitions of property and businesses, net of cash acquired	5	(2,323)
Purchases of investments	(15)	(2,001)
Proceeds from sales and maturities of investments	15	2,001
Other investing activities, net	4	18
Cash used for investing activities	(185)	(2,727)
Financing Activities
Changes in short-term notes borrowings	1,137	—
Proceeds from credit facility	600	—
Proceeds from issuance of long-term debt transferred to IFF at split-off	—	1,250
Repayment of credit facility	(600)	—
Payments on long-term debt	—	(5,000)
Purchases of common stock	(1,125)	(1,643)
Proceeds from issuance of Company stock	83	110
Employee taxes paid for share-based payment arrangements	(25)	(26)
Distributions to noncontrolling interests	(35)	(34)
Dividends paid to stockholders	(500)	(476)
Cash transferred to IFF and subsequent adjustments	(11)	(100)
Other financing activities, net	(4)	(2)
Cash used for financing activities	(480)	(5,921)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	(191)	(49)
Decrease in cash, cash equivalents and restricted cash	(142)	(7,037)
Cash, cash equivalents and restricted cash from continuing operations, beginning of period	2,037	8,733
Cash, cash equivalents and restricted cash from discontinued operations, beginning of period	39	42
Cash, cash equivalents and restricted cash at beginning of period	2,076	8,775
Cash, cash equivalents and restricted cash from continuing operations, end of period	1,896	1,700
Cash, cash equivalents and restricted cash from discontinued operations, end of period	38	38
Cash, cash equivalents and restricted cash at end of period	$1,934	$1,738

DuPont de Nemours, Inc.
Net Sales by Segment and Geographic Region

Net Sales by Segment and Geographic Region	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Electronics & Industrial	$1,511	$1,467	$4,574	$4,087
Water & Protection	1,534	1,397	4,460	4,137
Corporate & Other [1]	272	335	879	1,096
Total	$3,317	$3,199	$9,913	$9,320
U.S. & Canada	$1,149	$1,011	$3,293	$2,875
EMEA [2]	523	562	1,665	1,672
Asia Pacific	1,524	1,529	4,622	4,490
Latin America	121	97	333	283
Total	$3,317	$3,199	$9,913	$9,320

Net Sales Variance by Segment and Geographic Region	Three Months Ended September 30, 2022
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio & Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	3%	4%	7%	(4)%	—%	3%
Water & Protection	13	2	15	(5)	—	10
Corporate & Other [1]	10	5	15	(4)	(30)	(19)
Total	8%	3%	11%	(4)%	(3)%	4%
U.S. & Canada	12%	7%	19%	—%	(5)%	14%
EMEA[2]	9	(3)	6	(10)	(4)	(8)
Asia Pacific	5	2	7	(5)	(2)	—
Latin America	12	15	27	—	(2)	25
Total	8%	3%	11%	(4)%	(3)%	4%

Net Sales Variance by Segment and Geographic Region	Nine Months Ended September 30, 2022
	Local Price & Product Mix	Volume	Total Organic	Currency	Portfolio & Other	Total
Percent change from prior year (Unaudited)
Electronics & Industrial	2%	6%	8%	(3)%	7%	12%
Water & Protection	12	(1)	11	(3)	—	8
Corporate & Other [1]	10	—	10	(3)	(27)	(20)
Total	7%	2%	9%	(3)%	—%	6%
U.S. & Canada	12%	5%	17%	—%	(2)%	15%
EMEA[2]	9	(1)	8	(8)	(1)	(1)
Asia Pacific	3	2	5	(3)	1	3
Latin America	9	8	17	—	1	18
Total	7%	2%	9%	(3)%	—%	6%
1.Corporate & Other includes activities of the Retained Businesses and previously divested businesses including Biomaterials, Clean Technologies and Solamet®.
2.Europe, Middle East and Africa.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Operating EBITDA by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Electronics & Industrial	$473	$475	$1,429	$1,335
Water & Protection	382	353	1,071	1,060
Corporate & Other [1]	1	(11)	3	5
Total	$856	$817	$2,503	$2,400
1. In addition to corporate expenses, Corporate & Other includes activities of the Retained Businesses and previously divested businesses, including Biomaterials, Clean Technologies and Solamet®.

Equity in Earnings of Nonconsolidated Affiliates by Segment	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Electronics & Industrial	$7	$13	$26	$32
Water & Protection	9	7	31	27
Corporate & Other [1]	—	2	5	6
Total equity earnings included in operating EBITDA (GAAP)	$16	$22	$62	$65
1. Corporate & Other includes activities of the Retained Businesses and previously divested businesses, including Biomaterials, Clean Technologies and Solamet®.

Reconciliation of "Income from continuing operations, net of tax" to "Operating EBITDA"	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Income from continuing operations, net of tax (GAAP)	$359	$259	$956	$1,040
+ Provision for income taxes on continuing operations	139	80	299	172
Income from continuing operations before income taxes	$498	$339	$1,255	$1,212
+ Depreciation and amortization	283	300	861	817
- Interest income [1]	5	1	8	10
+ Interest expense	127	115	365	390
- Non-operating pension/OPEB benefit [1]	7	9	20	22
'- Foreign exchange (gains) losses, net [1]	5	(19)	9	(35)
+ Future reimbursable indirect costs	14	15	45	46
- Significant items	49	(39)	(14)	68
Operating EBITDA (non-GAAP)	$856	$817	$2,503	$2,400
1.Included in "Sundry income (expense) - net."

Reconciliation of "Cash provided by operating activities" to Free Cash Flow	Three Months Ended		Nine Months Ended
In millions (Unaudited)	Sep 30, 2022	Sep 30, 2021	Sep 30, 2022	Sep 30, 2021
Cash provided by operating activities (GAAP) [1]	$419	$842	$714	$1,660
Capital expenditures	(172)	(208)	(558)	(707)
Other [2]	115	—	115	—
Free cash flow (non-GAAP)	$362	$634	$271	$953
1.Refer to the Consolidated Statement of Cash Flows included in the schedules above for major GAAP cash flow categories as well as further detail relating to the changes in "Cash provided by operating activities" for the nine month periods noted. In addition, includes cash activity related to the M&M Businesses and in the comparative period, the former Nutrition & Biosciences business segment prior to separation.
2.Other represents estimated tax payments associated with the M&M Divestiture.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Three Months Ended September 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$498	$343	$0.69
Less: Significant items
Acquisition, integration and separation costs [4]	(7)	(5)	(0.01)	Acquisition, integration and separation costs
Gain on divestiture [5]	5	3	0.01	Sundry income (expense) - net
Intended Rogers Acquisition financing fees [6]	(1)	(1)	—	Interest expense
Income tax related item	—	13	0.02	Provision for income taxes on continuing operation
Employee Retention Credit [7]	52	40	0.08	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Total significant items	$49	$50	$0.10
Less: Amortization of intangibles	(146)	(113)	(0.22)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	7	6	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(14)	(11)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$602	$411	$0.82

Significant Items Impacting Results for the Three Months Ended September 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$339	250	$0.48
Less: Significant items
Acquisition, integration and separation costs [8]	(29)	(29)	(0.05)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [9]	(1)	—	—	Restructuring and asset related charges - net
Gain on divestiture [10]	3	3	—	Sundry income (expense) - net
Inventory step-up amortization [11]	(12)	(10)	(0.02)	Cost of sales
Total significant items	$(39)	$(36)	$(0.07)
Less: Amortization of intangibles	(158)	(124)	(0.23)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	9	6	0.01	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(15)	(11)	(0.02)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$542	$415	$0.79
1.Income from continuing operations before income taxes.
2.Net income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to strategic initiatives including the sale of the Biomaterials business unit, the acquisition of Laird PM and the Intended Rogers Acquisition.
5.Reflects gain related to interest on a milestone payment associated with the TCS/HSC disposal.
6.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into for the Intended Rogers Acquisition.
7.Employee Retention Credit pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as enhanced by the Consolidated Appropriations Act (“CAA”) and American Rescue Plan Act (“ARPA”).
8.Acquisition, integration and separation costs related to strategic initiatives, which primarily includes the sale of the Solamet®, Biomaterials, and Clean Technologies business units and the acquisition of Laird PM..
9.Includes Board approved restructuring plans and asset related charges.
10.Reflects an additional gain related to the historical sales of Solamet and TCS/HSC reflected in Corporate.
11.Reflects the amortization of the inventory step-up related to the Laird acquisition.

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures

Significant Items Impacting Results for the Nine Months Ended September 30, 2022
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$1,255	$914	$1.80
Less: Significant items
Acquisition, integration and separation costs [4]	(28)	(22)	(0.04)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(7)	(5)	(0.01)	Restructuring and asset related charges - net
Asset impairment charges [6]	(94)	(65)	(0.13)	Restructuring and asset related charges - net
Gain on divestiture [7]	68	60	0.12	Sundry income (expense) - net
Intended Rogers Acquisition financing fees [8]	(5)	(4)	(0.01)	Interest expense
Income tax related item	—	(1)	—	Provision for income taxes on continuing operations
Employee Retention Credit [9]	52	40	0.08	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Total significant items	$(14)	$3	$0.01
Less: Amortization of intangibles	(447)	(347)	(0.69)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	20	16	0.03	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(45)	(35)	(0.07)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$1,741	$1,277	$2.52

Significant Items Impacting Results for the Nine Months Ended September 30, 2021
In millions, except per share amounts (Unaudited)	Pretax [1]	Net Income [2]	EPS [3]	Income Statement Classification
Reported results (GAAP)	$1,212	$1,028	$1.86
Less: Significant items
Acquisition, integration and separation costs [10]	(58)	(55)	(0.10)	Acquisition, integration and separation costs
Restructuring and asset related charges - net [5]	(8)	(5)	(0.01)	Restructuring and asset related charges - net
Gain on divestitures [11]	146	111	0.20	Sundry income (expense) - net
Inventory step-up amortization	(12)	(10)	(0.02)	Cost of sales
Income tax related item [12]	—	75	0.14	Provision for income taxes on continuing operations
Total significant items	$68	$116	$0.21
Less: Amortization of intangibles	(410)	(321)	(0.58)	Amortization of intangibles
Less: Non-op pension / OPEB benefit	22	13	0.02	Sundry income (expense) - net
Less: Future reimbursable indirect costs	(46)	(35)	(0.06)	Cost of sales; Research and development expenses; Selling, general and administrative expenses
Adjusted results (non-GAAP)	$1,578	$1,255	$2.27
1.Income from continuing operations before income taxes.
2.Net income from continuing operations available for DuPont common stockholders. The income tax effect on significant items was calculated based upon the enacted tax laws and statutory income tax rates applicable in the tax jurisdiction(s) of the underlying non-GAAP adjustment.
3.Earnings per common share from continuing operations - diluted.
4.Acquisition, integration and separation costs related to primarily related to costs associated with the divestiture of the Biomaterials business unit, acquisition of Laird PM and the Intended Rogers Acquisition.
5.Includes Board approved restructuring plans and asset related charges.
6.Reflects a pre-tax impairment charge related to an equity method investment.
7.Reflects the gains on sale of the Biomaterials business unit within Corporate & Other, the sale of land use right within the Water & Protection segment, and the gain related to interest on a milestone payment associated with the TCS/HSC Disposal.
8.Reflects structuring fees and the amortization of the commitment fees related to the financing agreements entered into for the Intended Rogers Acquisition.
9.Employee Retention Credit pursuant to the Coronavirus Aid, Relief, and Economic Security (“CARES”) Act as enhanced by the Consolidated Appropriations Act (“CAA”) and American Rescue Plan Act (“ARPA”).

DuPont de Nemours, Inc.
Selected Financial Information and Non-GAAP Measures
10. Acquisition, integration and separation costs primarily associated with the execution of activities related to strategic initiatives including the divestiture of the Biomaterials business unit, the acquisition of Laird PM and the divestitures of the Clean Technologies and Solamet® business units.
11. Reflects the gain from the sale of the Solamet® business within Corporate & Other and post-closing adjustments related to previously divested businesses.
12. Includes a net $77 million tax benefit primarily related to the impact of tax reform in Switzerland.